MUTUAL FUND SELECT GROUP



AMENDMENT NO. 2 TO DECLARATION OF TRUST
Amendment and
Second Amended and Restated Establishment and
Designation of Series of Shares of
Beneficial Interest (par value $0.001 per share) dated July 26, 2002





Pursuant to Section 6.9 of the Declaration of Trust, dated October 1, 1996 (the Declaration of Trust), of the Mutual Fund Select Group as amended (the Trust), the Trustees of the Trust hereby amend and Restate the First
Amended and Restated Establishment and
Designation of Series appended to the
Declaration of Trust to change the names of the following funds:


JPMorgan Select Equity Income Fund to JPMorgan
Tax Aware Large Cap Value Fund
JPMorgan Select Large Cap Growth Fund to
JPMorgan Tax Aware Large Cap Growth Fund



1. The Designation of Series is being amended and restated in its entirety as follows:

JPMorgan Select Balanced Fund
JPMorgan Bond Fund II
JPMorgan Intermediate Bond Fund
JPMorgan Tax Aware Large Cap Value Fund
JPMorgan Select Large Cap Equity Fund
JPMorgan Tax Aware Large Cap Growth Fund
JPMorgan Select Mid Cap Equity Fund
JPMorgan Select Small Cap Equity Fund
JPMorgan Select International Equity Fund



2. Each series shall be authorized to invest in cash, securities, instruments, and other property as from time to time described in the Trusts then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such series. Each share of each series shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which shares of that series shall entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to such series, and shall be entitled to receive its pro rata share of the net assets of such series upon liquidation of the series, all as provided in Section 6.9 of the Declaration of Trust.



3. Shareholders of each series shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such series as provided in, Rule 18f-3, as from time to time in effect, under the Investment
Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.


4. The assets and liabilities of the Trust shall be allocated among these series as set forth in
Section 6.9 of the Declaration of Trust.


5. Subject to the provisions of Section 6.9 and
Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such series.


IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first written above. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.




/s/William J. Armstrong
_______________________________
William J. Armstrong



/s/Roland R. Eppley, Jr.
_______________________________
Roland R. Eppley, Jr.



/s/Ann Maynard Gray
_______________________________
Ann Maynard Gray



/s/Matthew Healy
_______________________________
Matthew Healy



/s/Robert J. Higgins
_______________________________
Robert J. Higgins



/s/Fergus Reid, III
_______________________________
Fergus Reid, III



/s/James J. Schonbachler
_______________________________
James J. Schonbachler



/s/Leonard M. Spalding
_______________________________
Leonard M. Spalding